Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Laura Hodges
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SECOND QUARTER RESULTS AND
UPDATES 2015 GUIDANCE

MIAMI – July 31, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported a 26% increase in second quarter earnings and said it expects full year earnings to be almost 40% above last year.

KEY HIGHLIGHTS
Overall, the year will be another solid step towards the Double-Double. Commercially, the business continues to perform as expected and the biggest drivers of our increased guidance are better foreign exchange and fuel rates.

Second Quarter 2015 results:

>	Net Yields were up 4.2% on a Constant-Currency basis (down 0.2% As-Reported), modestly better than guidance mostly driven by strength in the Caribbean and China.
>	Net Cruise Costs (“NCC”) excluding fuel were up 3.4% on a Constant-Currency basis (down 0.1% As-Reported), better than guidance mainly due to timing.
>	Adjusted Net Income of $185.0 million, or $0.84 per share, versus $146.7 million, or $0.66 per share in 2014.
>	US GAAP Net Income was $185.0 million or $0.84 per share, versus $137.7 million, or $0.62 per share in 2014.

Full Year 2015 forecast:

>	Net Yields are expected to increase in the range of 2.9% to 3.9% on a Constant-Currency basis (down 1.1% to 0.1% As-Reported).
>	NCC excluding fuel are expected to be better than flat on a Constant-Currency basis (down approximately 2.5% As-Reported), including some increased investment in marketing activities.
>	Adjusted EPS is expected to be in the range of $4.65 to $4.75 per share, a $0.15 increase from the mid-point of the company’s previous guidance, driven by beneficial currency and fuel rates.

“The Double-Double introduced demanding but achievable targets for our organization, and I am proud of our company’s focus on delivering this program,” said Richard D. Fain, chairman and chief executive officer. “We continue to focus on the strength of our brands to drive these improving results.”

SECOND QUARTER RESULTS

Adjusted Net Income for the second quarter of 2015 was $185.0 million, or $0.84 per share, compared to Adjusted Net Income of $146.7 million, or $0.66 per share, in the second quarter of 2014, representing a 26% increase over the same quarter last year. US GAAP Net Income for the second quarter 2015 was $185.0 million or $0.84 per share, compared to $137.7 million or $0.62 per share in 2014.

While currency and fuel were the biggest drivers of the earnings increase versus guidance, Net Yields on a Constant-Currency basis also increased 4.2%. Yields were better than expected, mainly driven by close-in pricing in the Caribbean and China. Constant-Currency NCC excluding fuel increased 3.4%, which is 110 basis points better than guidance, mainly due to the timing of shipboard projects.

Bunker pricing net of hedging for the second quarter was $599 per metric ton and consumption was 338,000 metric tons.

FULL YEAR 2015

The company has updated full year Adjusted EPS guidance to a range of $4.65 to $4.75. The $0.15 increase versus April guidance is driven by beneficial currency and fuel rates. Better than expected performance in the Caribbean and China in Q2, and a modest increase in costs are essentially offsetting each other and are neutral to earnings. The cost increase in the second half of the year is for some additional marketing activities focused on 2016.

Constant-Currency Net Revenue Yields are now expected to increase in the range of 2.9% to 3.9%, versus previous guidance of 2.5% to 4.0%, and Net Cruise Costs excluding fuel are expected to be better than flat, versus previous guidance of flat to down 1%.

Bookings since the April earnings call have been healthy and the company continues to be booked ahead of last year in both load factor and APD. A solid Caribbean environment is more than off-setting softness on Latin American sailings associated with our Pullmantur brand.

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2015 Adjusted EPS to be in the range of $4.65 to $4.75 per share.

“Momentum in the Caribbean continues at a solid pace, and our strong booked position in the third and fourth quarters gives us confidence as we move through the second half of 2015,” said Jason T. Liberty, chief financial officer. “The trajectory of our brands is firmly on course for another record year of earnings, with healthy trends extending into the first quarter of 2016.”

While it is too early to provide a detailed picture for 2016, first quarter bookings are running well ahead of last year at higher prices, with improvements in the Caribbean continuing at a robust pace.

THIRD QUARTER 2015

Constant-Currency Net Yields are expected to be up in the range of 3.5% to 4.0% in the third quarter of 2015. NCC excluding fuel are expected to be down 1.5% to 1.0% on a Constant-Currency basis.

Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects third quarter Adjusted EPS to be approximately $2.70 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $210 million and $818 million of fuel expense in its third quarter and full year 2015 guidance, respectively.

Forecasted consumption is 53% hedged via swaps for the remainder of 2015 and 65%, 60%, 40% and 10% hedged for 2016, 2017, 2018 and 2019, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $630, $538, $501, $462 and $417, respectively.

The company provided the following fuel statistics for the third quarter and full year 2015:

FUEL STATISTICS	Third Quarter 2015	Full Year 2015
Fuel Consumption (metric tons)	340,000	1,367,000
Fuel Expenses	$210 million	$818 million
Percent Hedged (fwd consumption)	48%	53%
Impact of 10% change in fuel prices	$7.8 million	$13.9 million

In summary, the company provided the following guidance for the third quarter and full year of 2015:

GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2015
Net Yields	(0.7%) to (0.2%)	3.5% to 4.0%
Net Cruise Costs per APCD	Approx. (6.0%)	Approx. (4.0%)
Net Cruise Costs per APCD excluding Fuel	(3.8%) to (3.3%)	(1.5%) to (1.0%)

Full Year 2015
Net Yields	(1.1%) to (0.1%)	2.9% to 3.9%
Net Cruise Costs per APCD	Approx. (6.0%)	Approx. (4.0%)
Net Cruise Costs per APCD excluding Fuel	Approx. (2.5%)	Better than flat

	Third Quarter 2015	Full Year 2015
Capacity Increase	6.7%	5.4%
Depreciation and Amortization	$209 to $214 million	$830 to $835 million
Interest Expense, net	$60 to $70 million	$260 to $270 million
Adjusted EPS	Approx. $2.70	$4.65 to $4.75

1% Change in Currency	$5 million	$8 million
1% Change in Net Yield	$19 million	$34 million
1% Change in NCC x fuel	$9 million	$17 million
1% Change in LIBOR	$10 million	$23 million

Exchange rates used in guidance calculations
	Current – July	Previous – April
GBP	$1.55	$1.46
CAD	$0.79	$0.80
AUD	$0.74	$0.77
BRL	$0.32	$0.33
CNY	$0.16	$0.16

LIQUIDITY AND FINANCING ARRANGEMENTS
As of June 30, 2015, liquidity was $1.0 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2015, 2016, 2017, 2018 and 2019 are $0.5 billion, $0.9 billion, $0.9 billion, $2.0 billion, and $0.6 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2015, 2016, 2017, 2018 and 2019 are $1.6 billion, $2.3 billion, $0.5 billion, $2.4 billion and $1.3 billion, respectively.

Capacity increases for 2015, 2016, 2017, 2018 and 2019 are expected to be 5.4%, 6.7%, 2.4%, 4.6% and 6.4%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included restructuring charges, other costs related to our profitability initiatives, and the estimated impact of the divested Pullmantur non-core businesses for periods prior to the sales transaction. The estimated impact of the divested Pullmantur non-core businesses was arrived at by adjusting the net income (loss) of these businesses for the ownership percentage we retained as well as for intercompany transactions that are no longer eliminated in our consolidated statements of comprehensive income (loss) subsequent to the sales transaction.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and

Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Changes in guest sourcing and shifting the amount of purchases between currencies can change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Cruise Costs excludes the estimated impact of these divested businesses. Net Cruise Costs also excludes initiative costs reported within cruise operating expenses and marketing, selling and administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For the periods prior to the sale of the Pullmantur non-core businesses, Net Revenues excludes the estimated impact of these divested businesses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Yields excludes the estimated impact of these divested businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 44 ships with an additional eight under construction contracts, and two under conditional agreements.  They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2015, and expectations regarding the timing and results of our Double-Double initiative, the costs and yields expected in 2015 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, the impact of foreign exchange rates and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, a copy of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Passenger ticket revenues	$1,507,468	$1,455,099	$2,814,247	$2,803,302
Onboard and other revenues	550,854	524,944	1,059,674	1,063,965
Total revenues	2,058,322	1,980,043	3,873,921	3,867,267
Cruise operating expenses:
Commissions, transportation and other	355,835	346,180	680,253	672,045
Onboard and other	147,105	150,606	263,344	273,638
Payroll and related	218,570	209,171	430,161	419,972
Food	119,407	119,184	239,193	237,264
Fuel	202,565	242,804	407,841	487,263
Other operating	272,927	262,729	518,234	544,472
Total cruise operating expenses	1,316,409	1,330,674	2,539,026	2,634,654
Marketing, selling and administrative expenses	274,148	260,988	560,980	551,295
Depreciation and amortization expenses	206,468	192,880	406,936	386,615
Restructuring charges	-	(86)	-	1,650
Operating Income	261,297	195,587	366,979	293,053

Other income (expense):
Interest income	2,772	2,630	6,509	5,906
Interest expense, net of interest capitalized	(76,620)	(65,260)	(146,779)	(133,831)
Other (expense) income	(2,482)	4,716	3,488	(998)
	(76,330)	(57,914)	(136,782)	(128,923)
Net Income	$184,967	$137,673	$230,197	$164,130

Earnings Per Share:
Basic	$0.84	$0.62	$1.05	$0.74
Diluted	$0.84	$0.62	$1.04	$0.74

Weighted-Average Shares Outstanding:
Basic	219,913	222,189	219,770	221,745
Diluted	220,902	223,381	220,886	223,055

Comprehensive Income
Net Income	$184,967	$137,673	$230,197	$164,130
Other comprehensive income (loss):
Foreign currency translation adjustments	11,741	(1,833)	(19,803)	637
Change in defined benefit plans	3,742	(2,054)	2,249	(4,085)
Gain (loss) on cash flow derivative hedges	202,473	(20,638)	(58,476)	(73,553)
Total other comprehensive income (loss)	217,956	(24,525)	(76,030)	(77,001)

Comprehensive Income	$402,923	$113,148	$154,167	$87,129

STATISTICS
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Passengers Carried	1,314,284	1,283,596	2,649,802	2,561,830
Passenger Cruise Days	9,465,349	9,032,618	18,679,992	17,886,254
APCD	9,040,437	8,607,667	17,819,382	17,080,917
Occupancy	104.7%	104.9%	104.8%	104.7%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$159,360	$189,241
Trade and other receivables, net	212,454	261,392
Inventories	140,228	123,490
Prepaid expenses and other assets	292,431	226,960
Derivative financial instruments	108,918	-
Total current assets	913,391	801,083

Property and equipment, net	18,890,338	18,193,627
Goodwill	409,836	420,542
Other assets	1,181,629	1,297,938
	$21,395,194	$20,713,190

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,188,576	$799,630
Accounts payable	343,981	331,505
Accrued interest	54,072	49,074
Accrued expenses and other liabilities	519,080	635,138
Derivative financial instruments	468,614	266,986
Customer deposits	2,217,215	1,766,914
Total current liabilities	4,791,538	3,849,247
Long-term debt	7,592,330	7,644,318
Other long-term liabilities	691,086	935,266

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
233,733,457 and 233,106,019 shares issued, June 30, 2015
and December 31, 2014, respectively)	2,337	2,331
Paid-in capital	3,267,189	3,253,552
Retained earnings	6,673,516	6,575,248
Accumulated other comprehensive loss	(973,024)	(896,994)
Treasury stock (13,808,683 common shares at cost, June 30, 2015 and December 31, 2014)	(649,778)	(649,778)
Total shareholders' equity	8,320,240	8,284,359
	$21,395,194	$20,713,190

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2015	2014

Operating Activities
Net income	$230,197	$164,130
Adjustments:
Depreciation and amortization	406,936	386,615
Net deferred income tax expense	2,534	2,934
Loss (gain) on derivative instruments not designated as hedges	16,902	(10,841)
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	54,272	15,903
(Increase) decrease in inventories	(17,523)	7,777
Increase in prepaid expenses and other assets	(58,722)	(35,799)
Increase (decrease) in accounts payable	14,668	(41,228)
Increase (decrease) in accrued interest	4,998	(59,019)
(Decrease) increase in accrued expenses and other liabilities	(39,474)	45,730
Increase in customer deposits	405,752	388,693
Other, net	19,805	16,034
Net cash provided by operating activities	1,040,345	880,929

Investing Activities
Purchases of property and equipment	(1,151,616)	(342,472)
Cash (paid) received on settlement of derivative financial instruments	(118,521)	18,096
Investments in and loans to unconsolidated affiliates	(54,250)	(68,885)
Cash received from loans to unconsolidated affiliates	120,297	66,138
Other, net	(12,482)	1,280
Net cash used in investing activities	(1,216,572)	(325,843)

Financing Activities
Debt proceeds	2,376,001	1,846,200
Debt issuance costs	(41,171)	(33,627)
Repayments of debt	(1,992,232)	(2,334,396)
Dividends paid	(197,718)	(131,857)
Proceeds from exercise of common stock options	5,067	54,938
Cash received on settlement of derivative financial instruments	-	22,835
Other, net	1,156	941
Net cash provided by (used in) financing activities	151,103	(574,966)

Effect of exchange rate changes on cash	(4,757)	455

Net decrease in cash and cash equivalents	(29,881)	(19,425)
Cash and cash equivalents at beginning of period	189,241	204,687
Cash and cash equivalents at end of period	$159,360	$185,262

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$120,089	$173,470

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2015	2015 On a Constant Currency basis	2014	2015	2015 On a Constant Currency basis	2014
Passenger ticket revenues	$1,507,468	$1,588,539	$1,455,099	$2,814,247	$2,967,384	$2,803,302
Onboard and other revenues	550,854	563,643	524,944	1,059,674	1,082,728	1,063,965
Total revenues	2,058,322	2,152,182	1,980,043	3,873,921	4,050,112	3,867,267
Less:
Commissions, transportation and other	355,835	375,694	346,180	680,253	715,124	672,045
Onboard and other	147,105	153,163	150,606	263,344	272,427	273,638
Net Revenues including divested businesses	1,555,382	1,623,325	1,483,257	2,930,324	3,062,561	2,921,584
Less:
Net Revenues related to divested businesses
prior to sales transaction	-	-	-	-	-	35,656
Net revenues	$1,555,382	$1,623,325	$1,483,257	$2,930,324	$3,062,561	$2,885,928

APCD	9,040,437	9,040,437	8,607,667	17,819,382	17,819,382	17,080,917
Gross Yields	$227.68	$238.06	$230.03	$217.40	$227.29	$226.41
Net Yields	$172.05	$179.56	$172.32	$164.45	$171.87	$168.96

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2015	2015 On a Constant Currency basis	2014	2015	2015 On a Constant Currency basis	2014
Total cruise operating expenses	$1,316,409	$1,364,803	$1,330,674	$2,539,026	$2,619,832	$2,634,654
Marketing, selling and administrative expenses	274,148	285,340	260,988	560,980	581,671	551,295
Gross Cruise Costs	1,590,557	1,650,143	1,591,662	3,100,006	3,201,503	3,185,949
Less:
Commissions, transportation and other	355,835	375,694	346,180	680,253	715,124	672,045
Onboard and other	147,105	153,163	150,606	263,344	272,427	273,638
Net Cruise Costs including divested businesses	1,087,617	1,121,286	1,094,876	2,156,409	2,213,952	2,240,266
Less:
Net Cruise Costs related to divested businesses
prior to sales transaction	-	-	-	-	-	47,854
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	-	-	8,562	-	-	13,796
Net Cruise Costs	1,087,617	1,121,286	1,086,314	2,156,409	2,213,952	2,178,616
Less:
Fuel	202,565	205,382	242,804	407,841	411,890	487,263
Net Cruise Costs Excluding Fuel	$885,052	$915,904	$843,510	$1,748,568	$1,802,062	$1,691,353

APCD	9,040,437	9,040,437	8,607,667	17,819,382	17,819,382	17,080,917
Gross Cruise Costs per APCD	$175.94	$182.53	$184.91	$173.97	$179.66	$186.52
Net Cruise Costs per APCD	$120.31	$124.03	$126.20	$121.01	$124.24	$127.55
Net Cruise Costs Excluding Fuel per APCD	$97.90	$101.31	$98.00	$98.13	$101.13	$99.02

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	June 30,	December 31,
	2015	2014

Long-term debt, net of current portion	$7,592,330	$7,644,318
Current portion of long-term debt	1,188,576	799,630
Total debt	8,780,906	8,443,948
Less: Cash and cash equivalents	159,360	189,241
Net Debt	$8,621,546	$8,254,707

Total shareholders' equity	$8,320,240	$8,284,359
Total debt	8,780,906	8,443,948
Total debt and shareholders' equity	$17,101,146	$16,728,307
Debt-to-Capital	51.3%	50.5%
Net Debt	$8,621,546	$8,254,707
Net Debt and shareholders' equity	$16,941,786	$16,539,066
Net Debt-to-Capital	50.9%	49.9%

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Adjusted Net Income	$184,967	$146,709	$230,197	$192,828
Net Income	184,967	137,673	230,197	164,130
Net Adjustments to Net Income-Increase	$-	$9,036	$-	$28,698
Adjustments to Net Income:
Restructuring charges	$-	$(86)	$-	$1,650
Other initiative costs	-	9,122	-	16,035
Estimated impact of divested businesses prior to sales transaction	-	-	-	11,013
Net Adjustments to Net Income-Increase	$-	$9,036	$-	$28,698

Adjusted Earnings per Share - Diluted	$0.84	$0.66	$1.04	$0.86
Earnings per Share - Diluted	0.84	0.62	1.04	0.74
Net Adjustments to Net Income-Increase	$-	$0.04	$-	$0.12
Adjustments to Earnings per Share:
Restructuring charges	$-	$-	$-	$-
Other initiative costs	-	0.04	-	0.07
Estimated impact of divested businesses prior to sales transaction	-	-	-	0.05
Net Adjustments to Net Income-Increase	$-	$0.04	$-	$0.12

Weighted-Average Shares Outstanding - Diluted	220,902	223,381	220,886	223,055